Exhibit 3.1

AMENDED AND RESTATED

BYLAWS

OF

CEA INDUSTRIES INC.

Effective December 26, 2025

I.	SHAREHOLDER’S MEETING

.01	Annual Meetings.

The annual meeting of the shareholders of this Corporation, for the purpose of election of Directors and for such other business as may come before it, shall be held at the registered office of the Corporation, or such other place, either within or without the State of Nevada, as may be designated by the Board of Directors of the Corporation and set forth in the notice of the meeting, and at such date and time as may be designated by the Board of Directors and set forth in the notice of the meeting.

.02	Special Meetings.

A. Special meetings of the shareholders of this Corporation shall be called (i) by the Secretary upon the written request of the holders of ten percent (10%) of the voting shares of the Corporation as of the Requested Record Date (as defined below), and (ii) may be called at any time by the president, or by the Board of Directors or a majority thereof. The holders of ten percent (10%) of the voting shares of the Corporation shall be entitled to request that a special meeting of shareholders be called pursuant to clause (i) of the preceding sentence only if such holders have delivered a proper written request in accordance with this Section I.02 and complied with the procedures set forth in this Section I.02. No business shall be transacted at any special meeting of shareholders except as is specified in the notice calling for said meeting (or any supplement thereto). The Board of Directors may designate any place, either within or without the State of Nevada, as the place of any special meeting called by the president, or by the Board of Directors or a majority thereof, and special meetings called at the request of shareholders shall be held at such place in the State of Nevada, as may be determined by the Board of Directors and placed in the notice of such meeting.

B. Shareholders shall not be entitled to request that a special meeting of shareholders be called unless a holder of record of the voting shares of the Corporation has first submitted a request in writing that the Board of Directors fix a record date for the purpose of determining the shareholders entitled to call such special meeting (a “Requested Record Date” and such requesting record holder, together with any beneficial owner of voting shares on whose behalf such written request was made, the “Record Date Requesting Person”). Such written request shall include as to the Record Date Requesting Person, each Shareholder Associated Person (as defined below, but substituting “Record Date Requesting Person” in all places where “Noticing Party” appears in such definition), and the business desired to be brought before the special meeting, the information that would be set forth in a notice provided under Section I.08, as if such business were to be considered at an annual meeting of the shareholders, except substituting “Record Date Requesting Person” in all places where “Noticing Party” appears in Section I.08.

C. Within ten (10) days after the Secretary receives a request to fix a Requested Record Date in proper form and otherwise in compliance with this Section I.02, the Board of Directors shall adopt a resolution fixing a Requested Record Date, which date shall not precede the date upon which the resolution fixing the Requested Record Date is adopted by the Board of Directors. Notwithstanding anything in this Section I.02(C) to the contrary, no Requested Record Date shall be fixed if the Board of Directors determines that the request or requests that would otherwise be submitted following such Requested Record Date could not comply with the requirements set forth in Section I.02(F) below.

D. To be in proper written form, a request to call a special meeting of shareholders (a “Special Meeting Request”) from a holder or holders of voting shares equal to at least ten percent (10%) of the voting shares of the Corporation (together with any beneficial owner of Common Shares on whose behalf such request was made, a “Requesting Shareholder”) must be signed and dated by each Requesting Shareholder or a duly authorized agent thereof, and shall include (i) a brief description of the business desired to be brought before the special meeting (including, without limitation, the matters proposed to be acted on at the special meeting), and (ii) unless such person is a Solicited Shareholder (as defined below), as to (A) each Requesting Shareholder, (B) each Shareholder Associated Person (as defined below, but substituting “Requesting Shareholder” in all places where “Noticing Party” appears in such definition), and (C) the business or nomination desired to be brought before the special meeting, the information that would be set forth in a notice provided under Section I.08, as if such business were to be considered at an annual meeting of the shareholders. Each Requesting Shareholder (except for any Solicited Shareholder) shall comply with the obligations set forth in Section I.08(D) and Section I.08(F)(2) and (3) of these Bylaws with respect to the Special Meeting Request, except that for purposes of this Section I.02(C), the term “Requesting Shareholder” shall be substituted for the term “Noticing Party” in all places that it appears in such sections. For purposes of these Bylaws, a “Solicited Shareholder” shall mean a Shareholder that has provided a request to call a special meeting in response to a solicitation made pursuant to, and in accordance with, the Exchange Act (as defined below).

E. Within ten (10) days following the date on which the Secretary has received a proper Special Meeting Request, the Board of Directors shall fix the record date, meeting date, time and location for the special meeting of Shareholders; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the Special Meeting Request is received by the Secretary of the Corporation. Subject to the foregoing provisions of this Section I.02, the record date for the special meeting of shareholders shall be fixed in accordance with these Bylaws and applicable law, and the Board of Directors shall provide notice of the special meeting of shareholders in accordance with these Bylaws and applicable law.

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F. Notwithstanding the foregoing provisions of this Section I.02, a special meeting requested by shareholders shall not be called or held if:

(1) the business proposed to be brought before the special meeting did not appear on the written request that resulted in the determination of the Requested Record Date;

(2) the Special Meeting Request does not comply with this Section I.02; or

(3) the request relates to an item of business that is not a proper subject for shareholder action under applicable law, was made in a manner that involved a violation of applicable law, or otherwise does not comply with applicable law.

G. No business shall be presented by a shareholder at a special meeting of shareholders except business described in the Special Meeting Request relating to such special meeting; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to shareholders at any special meeting. If the presiding person of a special meeting determines that business was not properly brought before the special meeting in accordance with these Bylaws, the presiding person shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

H. In determining whether a special meeting of shareholders has been requested by the holders of ten percent (10%) of the voting shares of the Corporation, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each such request identifies substantially the same business to be brought before the special meeting (as determined in good faith by the Board of Directors), and (ii) such requests have been dated and delivered to the Secretary within sixty (60) days of the Requested Record Date.

I. Any shareholder may revoke a request for a special meeting at any time prior to the special meeting of shareholders by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If, at any time after receipt by the Secretary of a proper request for a special meeting of shareholders, there are no longer valid requests from holders of at least ten percent (10%) of the voting shares of the Corporation, whether because of revoked requests, transfers of voting shares or otherwise, the Board of Directors, in its discretion, may cancel the special meeting.

J. Any written notice, update, or other information required to be delivered by a shareholder to the Corporation pursuant to this Section I.02 must be given by personal delivery, by overnight courier, or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices and shall be deemed not to have been delivered unless so given.

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.03	Notice of Meeting.

Written notice of annual or special meetings of shareholders stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by the Secretary or persons authorized to call the meeting to each shareholder of record entitled to vote at the meeting. Such notice shall be given not less than ten (10) nor more than sixty (60) days prior to the date of the meeting, and such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his/her address as it appears on the stock transfer books of the Corporation.

.04	Waiver of Notice.

Notice of the time, place, and purpose of any meeting may be waived in writing and will be waived by any shareholder by his/her attendance thereat in person or by proxy. Any shareholder so waiving shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

.05	Quorum and Adjourned Meetings.

A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. A majority of the shares represented at a meeting, even if less than a quorum, may adjourn the meeting from time to time without further notice, and the chairman of the meeting may adjourn the meeting whether or not a quorum is present. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

.06	Proxies.

At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his/her duly authorized attorney in fact. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

.07	Voting of Shares.

Except as otherwise provided in the Articles of Incorporation or in these Bylaws, every shareholder of record shall have the right at every shareholder’s meeting to one (1) vote for every share standing in his/her name on the books of the Corporation, and the affirmative vote of a majority of the shares represented at a meeting and entitled to vote thereat shall be necessary for the adoption of a motion or for the determination of all questions and business which shall come before the meeting, except for the election of Directors, which shall be determined by a plurality of votes cast at a meeting.

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.08	Notice of Shareholder Proposals and Director Nominations.

A. Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the shareholders may be made at an annual meeting of shareholders only: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) as otherwise properly brought before such annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) by any shareholder of the Corporation who (x) is a shareholder of record at the time of the giving of the notice provided for in this Section I.08 through the date of such annual meeting, (y) is entitled to vote at such annual meeting and (z) complies with the notice procedures set forth in this Section I.08. For the avoidance of doubt, compliance with the foregoing clause (iii) shall be the exclusive means for a shareholder to make nominations, or to propose any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of shareholders.

B. In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to Section I.08(A)(iii) above, the shareholder must have given timely notice thereof in proper written form to the Secretary, and, in the case of business other than nominations, such business must be a proper matter for shareholder action. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the ninetieth (90th) day, or earlier than the one hundred twentieth (120th) day, prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that (x) if the date of the annual meeting of shareholders is more than thirty (30) days prior to, or more than sixty (60) days after, the first anniversary of the date of the preceding year’s annual meeting, (y) if no annual meeting was held in the preceding year, or (z) with respect to the first annual meeting of shareholders held following the 2024 annual meeting of shareholders, to be timely, a shareholder’s notice must be so received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the Close of Business on the later of (i) the ninetieth (90th) day prior to such annual meeting and (ii) the tenth (10th) day following the day on which Public Disclosure (as defined below) of the date of the meeting is first made by the Corporation. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting (or the Public Disclosure thereof) commence a new time period (or extend any time period) for the giving of notice as described above.

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C. To be in proper written form, the notice of any shareholder of record giving notice under this Section I.08 (each, a “Noticing Party”) must set forth:

(1) as to each person whom such Noticing Party proposes to nominate for election or reelection as a Director (each, a “Proposed Nominee”), if any:

(a)	the name, age, business address and residential address of such Proposed Nominee;

(b)	the principal occupation and employment of such Proposed Nominee;

(c)	a written questionnaire with respect to the background and qualifications of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (in the form to be provided by the Secretary within ten (10) days after receiving a written request therefor from any shareholder of record identified by name);

(d)	a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (in the form to be provided by the Secretary within ten (10) days after receiving a written request therefor from any shareholder of record identified by name) providing that such Proposed Nominee: (I) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a Director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director or nominee with respect to the Corporation that has not been disclosed to the Corporation; (III) will, if elected as a Director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Articles of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to Directors (which other guidelines and policies will be provided to such Proposed Nominee within five (5) business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; (IV) consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting and consents to the public disclosure of information regarding or relating to such Proposed Nominee provided to the Corporation by such Proposed Nominee or otherwise pursuant to these Bylaws; (V) intends to serve a full term as a Director of the Corporation, if elected; and (VI) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in any material respect;

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(e)	a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such Proposed Nominee, on the one hand, and any Noticing Party or any Shareholder Associated Person (as defined below) (other than such Proposed Nominee), on the other hand, or that such Proposed Nominee knows any of such Proposed Nominee’s Associates (as defined below) has with any Noticing Party or any Shareholder Associated Person, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party and any Shareholder Associated Person (other than the Proposed Nominee) were the “registrant” for purposes of such rule and the Proposed Nominee were a Director or executive officer of such registrant;

(f)	a description of any business or personal interests that would reasonably be expected to place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries;

(g)	the date(s) of first contact between the Noticing Party or any Shareholder Associated Person, on the one hand, and the Proposed Nominee, on the other hand, with respect to any proposed nomination(s) of any person(s) (including the Proposed Nominee) for election as a Director of the Corporation; and

(h)	all other information relating to such Proposed Nominee or such Proposed Nominee’s Associates that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Shareholder Associated Person for the election of Directors in a contested election pursuant to the Proxy Rules (as defined below);

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(2) as to any other business that such Noticing Party proposes to bring before the meeting:

(a)	a description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(b)	the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Articles of Incorporation or these Bylaws, the text of the proposed amendment); and

(c)	all other information relating to such business that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Shareholder Associated Person in support of such proposed business pursuant to the Proxy Rules; and

(3) as to such Noticing Party and each Shareholder Associated Person:

(a)	the name and address of such Noticing Party and each Shareholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);

(b)	the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such Noticing Party or any Shareholder Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;

(c)	the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party or any Shareholder Associated Person and any pledge by such Noticing Party or any Shareholder Associated Person with respect to any of such securities;

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(d)	(I) a description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party or any Shareholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party or any Shareholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation (any of the foregoing, a “Derivative Instrument”) and (II) all other information relating to Derivative Instruments that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Shareholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules if the creation, termination or modification of Derivative Instruments were treated the same as trading in the securities of the Corporation under the Proxy Rules;

(e)	(I) the number of native cryptocurrency of the BNB Chain blockchain commonly referred to as “BNB” that the Noticing Party and any Shareholder Associated Person owns, holds, or otherwise has dispositive power over, whether direct or indirect, or sole or shared, including any right to acquire such ownership, holding, or dispositive power at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition, (II) a description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned tokens and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party or any Shareholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of BNB, or maintain, increase or decrease the voting power of such Noticing Party or any Shareholder Associated Person with respect to BNB, whether or not such instrument or right shall be subject to settlement in underlying BNB tokens (any of the foregoing, a “BNB Derivative”), and (III) all other information relating to BNB Derivatives that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Shareholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules if the creation, termination or modification of BNB Derivatives were treated the same as trading in the securities of the Corporation under the Proxy Rules;

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(f)	any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), any Shareholder Associated Person in the Corporation or any Affiliate (as defined below) thereof or in the proposed business or nomination(s) to be brought before the meeting by such Noticing Party, other than an interest arising from the ownership of Corporation securities where such Noticing Party or such Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(g)	a description of all agreements, arrangements or understandings, written or oral, (I) between or among such Noticing Party and any Shareholder Associated Person or (II) between or among such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), any Shareholder Associated Person and any other person or entity (naming each such person or entity), in each case, relating to acquiring, holding, voting or disposing of any securities of the Corporation, Derivative Instruments, BNB tokens, and BNB Derivatives, including any proxy (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, the Proxy Rules by way of a solicitation statement filed on Schedule 14A);

(h)	any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party or any Shareholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(i)	any proportionate interest in shares of the Corporation, Derivative Instruments, BNB tokens, or BNB Derivatives held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Shareholder Associated Person (I) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (II) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(j)	any Derivative Instruments in or beneficial ownership of any securities of (in each case, with a market value of more than $100,000) any corporation, limited liability company, or partnership whose principal business is acquiring, holding or trading BNB tokens or BNB Derivatives (a “Principal Competitor”) held by such Noticing Party or any Shareholder Associated Person;

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(k)	any direct or indirect interest (other than solely as a result of security ownership) of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation) any Shareholder Associated Person in any agreement with the Corporation, any Affiliate of the Corporation or any Principal Competitor (including any employment agreement, collective bargaining agreement or consulting agreement);

(l)	a representation that (I) neither such Noticing Party nor any Shareholder Associated Person has breached any agreement, arrangement or understanding with the Corporation except as disclosed to the Corporation pursuant hereto and (II) such Noticing Party and each Shareholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section I.08;

(m)	a description of the investment strategy or objective, if any, of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation);

(n)	all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party or any Shareholder Associated Person with respect to the Corporation (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such Noticing Party or any Shareholder Associated Person pursuant to Item 5 or Item 6 of Schedule 13D;

(o)	a certification that such Noticing Party and each Shareholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such Noticing Party’s or Shareholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and such Noticing Party’s or Shareholder Associated Person’s acts or omissions as a shareholder of the Corporation, if such Shareholder Associated Person is a shareholder of the Corporation; and

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(p)	all other information relating to such Noticing Party or any Shareholder Associated Person that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Shareholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules;

provided, however, that the disclosures described in the foregoing subclauses (a) through (p) shall not include any such disclosures with respect to the ordinary course business activities of any depositary or any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner (any such entity, an “Exempt Party”).

(4) a representation that such Noticing Party intends to appear or cause a Qualified Representative (as defined below) of such Noticing Party to appear at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(5) a description of any pending or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), threatened legal proceeding or investigation in which such Noticing Party or any Shareholder Associated Person is a party or participant directly involving or directly relating to the Corporation or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), any current or former officer, Director or Affiliate of the Corporation;

(6) identification of the names and addresses of other shareholders (including beneficial owners) known by such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation) to provide financial support of the nomination(s) or other business proposal(s) submitted by such Noticing Party and, to the extent known, the class and number of shares of the Corporation’s capital stock owned beneficially or of record by such other shareholder(s) or other beneficial owner(s); and

(7) a representation from such Noticing Party as to whether such Noticing Party or any Shareholder Associated Person intends or is part of a group (as such term is used in Rule 13d-5 under the Exchange Act) that intends to (A) solicit proxies in support of the election of any Proposed Nominee in accordance with Rule 14a-19 under the Exchange Act or (B) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination of any Proposed Nominee or proposed business to be considered at the meeting, as applicable, and if so, the name of each participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

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D. In addition to the information required pursuant to the foregoing provisions of this Section I.08, the Corporation may require any Noticing Party to furnish such other information that would reasonably be expected to be material to a reasonable shareholder’s understanding of (i) any item of business proposed by such Noticing Party under this Section I.08, (ii) the solicitation of proxies from the Corporation’s shareholders by the Noticing Party (or any Shareholder Associated Person) or (iii) the eligibility, suitability or qualifications of a Proposed Nominee to serve as a Director of the Corporation or the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a Director and for determining and disclosing the independence of the Corporation’s Directors, including those applicable to a Director’s service on any of the committees of the Board of Directors, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation.

E. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) provided that one or more Directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting, by any shareholder of the Corporation who (A) is a shareholder of record on the date of the giving of the notice provided for in this Section I.08(E) through the date of such special meeting, (B) is entitled to vote at such special meeting and upon such election and (C) complies with the notice procedures set forth in this Section I.08(E). In addition to any other applicable requirements, for Director nominations to be properly brought before a special meeting by a shareholder pursuant to the foregoing clause (ii), such shareholder must have given timely notice thereof in proper written form to the Secretary. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the Close of Business on the one hundred twentieth (120th) day prior to such special meeting and not later than the Close of Business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which Public Disclosure of the date of the meeting is first made by the Corporation. In no event shall an adjournment, recess, postponement, judicial stay or rescheduling of a special meeting (or the Public Disclosure thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. To be in proper written form, such notice shall include all information required pursuant to Section I.08(C) above, and such shareholder and any Proposed Nominee shall comply with Section I.08(D) above, as if such notice were being submitted in connection with an annual meeting of shareholders.

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F. General.

(1) No person shall be eligible for election as a Director of the Corporation unless the person is nominated by a shareholder in accordance with the procedures set forth in this Section I.08 or the person is nominated by the Board of Directors, and no business shall be conducted at a meeting of shareholders of the Corporation except pursuant to Rule 14a-8 of the Exchange Act and business brought by a shareholder in accordance with the procedures set forth in this Section I.08 or by the Board of Directors. The number of Proposed Nominees a shareholder may include in a notice under this Section I.08 may not exceed the number of Directors to be elected at such meeting (based on public disclosure by the Corporation prior to the date of such notice), and for the avoidance of doubt, no shareholder shall be entitled to identify any additional or substitute persons as Proposed Nominees following the expiration of the time periods set forth in Section I.08(B) or Section I.08(E), as applicable. Except as otherwise provided by law, the Board of Directors or the chairperson of a meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made or proposed in accordance with the procedures set forth in these Bylaws, and, if the Board of Directors or the chairperson of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the chairperson (or the Board of Directors) shall declare to the meeting that such nomination shall be disregarded or such business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section I.08, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for Director or business to be conducted at a meeting does not appear at the meeting of shareholders of the Corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

(2) A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this Section I.08, if necessary, such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of (A) the record date for determining the shareholders entitled to receive notice of the meeting and (B) the date that is ten (10) business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall (I) be received by the Secretary at the principal executive offices of the Corporation (x) not later than the Close of Business five (5) business days after the record date for determining the shareholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (y) not later than the Close of Business seven (7) business days prior to the date of the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B)), (II) be made only to the extent that information has changed since such Noticing Party’s prior submission and (III) clearly identify the information that has changed in any material respect since such Noticing Party’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section I.08(F)(2) shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this Section I.08 and shall not extend the time period for the delivery of notice pursuant to this Section I.08. If a Noticing Party fails to provide any update in accordance with the foregoing provisions of this Section I.08(F)(2), the information as to which such written update relates may be deemed not to have been provided in accordance with this Section I.08.

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(3) If any information submitted pursuant to this Section I.08 by any Noticing Party nominating individuals for election or reelection as a Director or proposing business for consideration at a shareholder meeting shall be inaccurate in any material respect (as determined by the Board of Directors or a committee thereof), such information may be deemed not to have been provided in accordance with this Section I.08. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any material inaccuracy or change in any information submitted pursuant to this Section I.08 within two (2) business days after becoming aware of such material inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Noticing Party. Upon written request of the Secretary on behalf of the Board of Directors (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven (7) business days after delivery of such request (or such other period as may reasonably be specified in such request), (A) written verification, reasonably satisfactory to the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section I.08 and (B) a written affirmation of any information submitted by such Noticing Party pursuant to this Section I.08 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section I.08.

(4) Notwithstanding anything herein to the contrary, if (A) any Noticing Party or any Shareholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any Proposed Nominee(s) and (B) (1) such Noticing Party or Shareholder Associated Person subsequently either (x) notifies the Corporation that such Noticing Party or Shareholder Associated Person no longer intends to solicit proxies in support of the election or reelection of such Proposed Nominee(s) in accordance with Rule 14a-19(b) under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Noticing Party or Shareholder Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence) and (2) no other Noticing Party or Shareholder Associated Person that has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such Proposed Nominee(s) (x) to the Corporation’s knowledge based on information provided pursuant to Rule 14a-19 under the Exchange Act or these Bylaws, still intends to solicit proxies in support of the election or reelection of such Proposed Nominee(s) in accordance with Rule 14a-19(b) under the Exchange Act and (y) has complied with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act and the requirements set forth in the following sentence, then the Corporation shall disregard any proxies or votes solicited for such Proposed Nominee(s) regardless of the person or entity who solicited such proxies (notwithstanding that proxies may have been received by the Corporation). Upon request by the Corporation, if any Noticing Party or any Shareholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Party shall deliver to the Secretary, no later than five (5) business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

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(5) In addition to complying with the foregoing provisions of this Section I.08, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section I.08. Nothing in this Section I.08 shall be deemed to affect any rights of (A) shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) shareholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of preferred stock to elect Directors pursuant to any applicable provisions of the Articles of Incorporation.

(6) Any written notice, supplement, update or other information required to be delivered by a shareholder to the Corporation pursuant to this Section I.08 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices and shall be deemed not to have been delivered unless so given.

(7) For purposes of these Bylaws:

(a)	“Affiliate” and “Associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act;

(b)	“beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act;

(c)	“Close of Business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day;

(d)	“Proxy Rules” shall mean Section 14 of the Exchange Act and the rules promulgated thereunder;

(e)	“Public Disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

(f)	a “Qualified Representative” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a shareholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of shareholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of shareholders; and

(g)	“Shareholder Associated Person” shall mean, with respect to a Noticing Party and if different from such Noticing Party, any beneficial owner of shares of stock of the Corporation on whose behalf such Noticing Party is providing notice of any nomination or other business proposed: (I) any person or entity who is a member of a group (as such term is used in Rule 13d-5 under the Exchange Act) with such Noticing Party or such beneficial owner(s) with respect to acquiring, holding, voting or disposing of any securities of the Corporation, (II) any Affiliate or Associate of such Noticing Party (other than any Noticing Party that is an Exempt Party) or such beneficial owner(s), (III) any participant (as defined in Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or such beneficial owner(s) with respect to any proposed business or nomination, as applicable, under these Bylaws, (IV) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party (other than a Noticing Party that is an Exempt Party) and (V) any Proposed Nominee.

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.09	Organization and Conduct of Meetings.

The Chairman of the Board of Directors shall act as chairman of meetings of shareholders. The Board of Directors may designate any Director or Officer of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and only the Board of Directors may further provide for determining who shall act as chairman of any meeting of shareholders in the absence of the Chairman of the Board of Directors and such designee. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules, regulations and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) removal of any shareholder or any other individual who refuses to comply with meeting rules, regulations or procedures; (h) the conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any state or local laws or regulations including those concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting and (l) any rules, regulations or procedures as the chairman may deem appropriate regarding the participation by means of remote communication of shareholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The Board of Directors or the chairman of meetings of shareholders, in addition to making any other determinations that may be appropriate regarding the conduct of the meeting, shall determine and declare to the meeting that a matter of business, including any proposed nomination, was not properly brought before the meeting, and, if the chairman (or the Board of Directors) should so determine, the chairman (or the Board of Directors) shall so declare to the meeting and any such matter of business or nomination not properly brought before the meeting shall not be transacted or considered. Except to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

II.	DIRECTORS

.01	General Powers.

The business and affairs of the Corporation shall be managed by its Board of Directors.

.02	Number, Tenure and Qualifications.

The number of Directors of the Corporation shall be not less than one nor more than thirteen, as determined from time to time by action of the Shareholders or by a resolution of the entire Board of Directors (excluding any unfilled vacancies), or if the number is not fixed, the number shall be one. Each Director shall hold office until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

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.03	Election.

The Directors shall be elected by the shareholders at their annual meeting each year; and if, for any cause the Directors shall not have been elected at an annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by these Bylaws. No person shall be eligible for election or appointment as a Director unless such person has, within ten (10) days following any reasonable request therefor from the Board of Directors or any committee thereof, made himself or herself available to be interviewed by the Board of Directors (or any committee or other subset thereof) with respect to such person’s qualifications to serve as a Director or any other matter reasonably related to such person’s candidacy or service as a Director of the Corporation.

.04	Vacancies.

In case of any vacancy in the Board of Directors, the remaining Directors, whether constituting a quorum or not, may elect a successor to hold office for the unexpired portion of the terms of the Directors whose place shall be vacant, and until his/her successor shall have been duly elected and qualified. Further, the remaining Directors may fill any empty seats on the Board of Directors even if the empty seats have never been occupied.

.05	Resignation.

Any Director may resign at any time by delivering written notice to the secretary of the Corporation.

.06	Meetings.

At any annual, special or regular meeting of the Board of Directors, any business may be transacted, and the Board of Directors may exercise all of its powers. Any such annual, special or regular meeting of the Board of Directors of the Corporation may be held outside of the State of Nevada, and any member or members of the Board of Directors of the Corporation may participate in any such meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time; the participation by such means shall constitute presence in person at such meeting.

A.	Annual Meeting of Directors.

Annual meetings of the Board of Directors shall be held immediately after the annual meeting of shareholders or at such time and place as may be determined by the Directors. No notice of the annual meeting of the Board of Directors shall be necessary.

B.	Special Meetings.

Special meetings of the Directors shall be called at any time and place upon the call of the president or any Director. Notice of the time and place of each special meeting shall be given by the secretary, or the persons calling the meeting, by mail, email, or by personal communication by telephone or otherwise at least one (1) day in advance of the time of the meeting. The purpose of the meeting need not be given in the notice. Notice of any special meeting may be waived in writing or by email (either before or after such meeting) and will be waived by any Director in attendance at such meeting.

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C.	Regular Meetings of Directors.

Regular meetings of the Board of Directors shall be held at such place and on such day and hour as shall from time to time be fixed by resolution of the Board of Directors. No notice of regular meetings of the Board of Directors shall be necessary.

.07	Quorum and Voting.

A majority of the Directors presently in office shall constitute a quorum for all purposes, but a lesser number may adjourn any meeting, and the meeting may be held as adjourned without further notice. At each meeting of the Board of Directors at which a quorum is present, the act of a majority of the Directors present at the meeting shall be the act of the Board of Directors. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

.08	Compensation.

By resolution of the Board of Directors, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

.09	Presumption of Assent.

A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his/her dissent shall be entered in the minutes of the meeting or unless he/she shall file his/her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

.10	Executive and Other Committees.

The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors, but no such committee shall have the authority of the Board of Directors, in reference to amending the Articles of Incorporation, adopting a plan of merger or consolidation, recommending to the shareholders the sale, lease, exchange, or other disposition of all or substantially all the property and assets of the dissolution of the Corporation or a revocation thereof, designation of any such committee and the delegation thereto of authority shall not operate to relieve any member of the Board of Directors of any responsibility imposed by law.

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.11	Chairman of Board of Directors.

The Board of Directors may, in its discretion, elect a chairman of the Board of Directors from its members; and, if a chairman has been elected, he/she shall, when present, preside at all meetings of the Board of Directors and the shareholders and shall have such other powers as the Board may prescribe.

.12	Removal.

Directors may be removed from office with or without cause by a vote of shareholders holding a majority of the shares entitled to vote at an election of Directors.

III.	ACTIONS BY WRITTEN CONSENT

.01	Action by Directors Without a Meeting.

Any corporate action required by the Articles of Incorporation, Bylaws, or the laws under which this Corporation is formed, to be voted upon or approved at a duly called meeting of the Directors may be accomplished without a meeting if a written memorandum setting forth the action so taken, shall be signed by all the Directors.

.02	Action by Shareholders Without a Meeting.

A. Any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if (i) one or more consents in writing, setting forth the action so taken, signed by holders of record as of the record date for the determination of shareholders entitled to consent to the actions (the “Consent Record Date”) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, are delivered to the Secretary of the Corporation at its principal executive offices, by hand or by certified or registered mail, return receipt requested, within sixty (60) days of the earliest dated valid consent delivered in the manner described in this Section III.02 with respect to the proposed actions, and (ii) unless the consents are delivered in response to a solicitation by the Board of Directors, a holder of record of voting shares of the Corporation has submitted a proper written request to fix the Consent Record Date with respect to the actions proposed to be taken by written consent and has complied with Section III.03 with respect to such request.

B. No action may be taken by the shareholders by written consent except in accordance with this Article III. If the Board of Directors shall determine that any request to fix a Consent Record Date or any purported action by written consent was not properly made in accordance with this Article III, or the shareholder or shareholders seeking to take such action do not otherwise comply with this Article III, then the Board of Directors shall not be required to fix such Consent Record Date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law.

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.03	Record Date for Shareholder Action by Written Consent.

A. In order to fix a Consent Record Date in accordance with Section III.02(A)(ii), a holder of record of the voting shares of the Corporation shall have submitted a request in writing that the Board of Directors fix a Consent Record Date (such requesting record holder, together with any beneficial owner of voting shares on whose behalf such written request was made, the “Consent Record Date Requesting Person”). Such written request shall include as to the Consent Record Date Requesting Person, each Shareholder Associated Person (as defined above, but substituting “Consent Record Date Requesting Person” in all places where “Noticing Party” appears in such definition), and the actions proposed to be taken by written consent, the information that would be set forth in a notice provided under Section I.08, as if such business or any nominations of directors were to be considered at an annual meeting of the shareholders, except substituting “Consent Record Date Requesting Person” in all places where “Noticing Party” appears in Section I.08.

B. Within ten (10) days after the Secretary receives a request to fix a Consent Record Date in proper form and otherwise in compliance with this Article III, the Board of Directors shall adopt a resolution fixing a Consent Record Date, which may not precede or be more than ten (10) days after the day on which the resolution is adopted by the Board of Directors, regardless of the effective date of the resolution. If the Board of Directors does not adopt a resolution fixing the Consent Record Date when required to do so by this Section III.03, the Consent Record Date shall be the first date on which any shareholder delivers to the Corporation a consent with respect to the business named in such request signed by the shareholder.

C. Notwithstanding anything in this Section III.03 to the contrary, no Consent Record Date shall be fixed, and any previously fixed Consent Record Date shall be null and void, if:

(1) the request to fix the Consent Record Date relates to an item of business that is not a proper subject for shareholder action under applicable law, was made in a manner that involved a violation of applicable law, or otherwise does not comply with applicable law; or

(2) the Consent Record Date Requesting Person does not comply with this Article III with respect to its request to fix the Consent Record Date.

D. The Corporation may require the Consent Record Date Requesting Person to furnish such other information that would reasonably be expected to be material to a reasonable shareholder’s understanding of (i) any item of proposed action by written consent named in such shareholder’s request to fix a Consent Record Date, (ii) the solicitation of consents from the Corporation’s shareholders by the Consent Record Date Requesting Person (or any Shareholder Associated Person thereof) or (iii) the eligibility, suitability or qualifications of a person proposed to be elected to the Board of Directors pursuant to such written consent or the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a Director and for determining and disclosing the independence of the Corporation’s Directors, including those applicable to a Director’s service on any of the committees of the Board of Directors, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Consent Record Date Requesting Person within ten (10) days after it has been requested by the Corporation.

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E. A Consent Record Date Requesting Person shall update its request to fix a Consent Record Date, if necessary, such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of (i) the Consent Record Date and (ii) the date that is five (5) business days prior to the commencement of any solicitation of consents with respect to such proposed action, and such update shall (a) be received by the Secretary at the principal executive offices of the Corporation (x) not later than the Close of Business five (5) business days after the Consent Record Date (in the case of an update required to be made under clause (i)) and (y) not later than the Close of Business three (3) business days prior to the commencement of any solicitation of consents with respect to such proposed action (in the case of an update required to be made pursuant to clause (ii)), (b) be made only to the extent that information has changed since such Consent Record Date Requesting Person’s prior submission and (c) clearly identify the information that has changed in any material respect since such Consent Record Date Requesting Person’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section III.03(B) shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this Section III.03 and shall not extend the time period for the delivery of notice pursuant to this Section III.03. If a Consent Record Date Requesting Person fails to provide any update in accordance with the foregoing provisions of this Section III.03(B), the information as to which such written update relates may be deemed not to have been provided in accordance with this Section III.03.

F. If any information submitted pursuant to this Section III.03 by any Consent Record Date Requesting Person shall be inaccurate in any material respect (as determined by the Board of Directors or a committee thereof), such information may be deemed not to have been provided in accordance with this Section III.03. Any such Consent Record Date Requesting Person shall notify the Secretary in writing at the principal executive offices of the Corporation of any material inaccuracy or change in any information submitted pursuant to this Section III.03 within two (2) business days after becoming aware of such material inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Consent Record Date Requesting Person. Upon written request of the Secretary on behalf of the Board of Directors (or a duly authorized committee thereof), any such Consent Record Date Requesting Person shall provide, within seven (7) business days after delivery of such request (or such other period as may reasonably be specified in such request), (A) written verification, reasonably satisfactory to the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Consent Record Date Requesting Person pursuant to this Section III.03 and (B) a written affirmation of any information submitted by such Consent Record Date Requesting Person pursuant to this Section III.03 as of an earlier date. If a Consent Record Date Requesting Person fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section III.03.

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G. In addition to the requirements of this Article III with respect to shareholders seeking to take an action by written consent, the Consent Record Date Requesting Person (and any Shareholder Associated Person thereof) shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to such action, including the solicitation of shareholders relating thereto.

IV.	OFFICERS

.01	Officers Designated.

The Officers of the Corporation shall be a president, one or more vice presidents (the number thereof to be determined by the Board of Directors), a secretary and a treasurer, each of whom shall be elected by the Board of Directors. Such other Officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any Officer may be held by the same person, except that in the event that the Corporation shall have more than one Director, the offices of president and secretary shall be held by different persons.

.02	Election, Qualification and Term of Office.

Each of the Officers shall be elected by the Board of Directors. None of said Officers except the president need be a Director, but a vice president who is not a Director cannot succeed to or fill the office of president. The Officers shall be elected by the Board of Directors. Except as hereinafter provide, each of said Officers shall hold office from the date of his/her election until the next annual meeting of the Board of Directors and until his/her successor shall have been duly elected and qualified.

.03	Powers and Duties.

The powers and duties of the respective corporate Officers shall be as follows:

A.	President.

The president shall be the chief executive Officer of the Corporation and, subject to the direction and control of the Board of Directors, shall have general charge and supervision over its property, business, and affairs. He/she shall, unless a Chairman of the Board of Directors has been elected and is present, preside at meetings of the shareholders and the Board of Directors.

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B.	Vice President.

In the absence of the president or his/her inability to act, the senior vice president shall act in his place and stead and shall have all the powers and authority of the president, except as limited by resolution of the Board of Directors.

C.	Secretary.

The secretary shall:

(1) Keep the minutes of the shareholder’s and of the Board of Directors meetings in one or more books provided for that purpose;

(2) See that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;

(3) Be custodian of the corporate records and of the seal of the Corporation and affix the seal of the Corporation to all documents as may be required;

(4) Keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder;

(5) Sign with the president, or a vice president, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors;

(6) Have general charge of the stock transfer books of the Corporation; and,

(7) In general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him/her by the president or by the Board of Directors.

D.	Treasurer.

Subject to the direction and control of the Board of Directors, the treasurer shall have the custody, control and disposition of the funds and securities of the Corporation and shall account for the same; and, at the expiration of his/her term of office, he/she shall turn over to his/her successor all property of the Corporation in his/her possession.

E.	Assistant Secretaries and Assistant Treasurers.

The assistant secretaries, when authorized by the Board of Directors, may sign with the president or a vice president certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The assistant treasurers shall, respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or the treasurer, respectively, or by the president or the Board of Directors.

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.04	Removal.

The Board of Directors shall have the right to remove any Officer whenever in its judgment the best interest of the Corporation will be served thereby.

.05	Vacancies.

The Board of Directors shall fill any office which becomes vacant with a successor who shall hold office for the unexpired term and until his/her successor shall have been duly elected and qualified.

.06	Salaries.

The salaries of all Officers of the Corporation shall be fixed by the Board of Directors.

V.	SHARE CERTIFICATES

.01	Form and Execution of Certificates.

Certificates for shares of the Corporation shall be in such form as is consistent with the provisions of the Corporation laws of the State of Nevada. They shall be signed by the president and by the secretary, and the seal of the Corporation shall be affixed thereto. Certificates may be issued for fractional shares.

.02	Transfers.

Shares may be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificates or by a written power of attorney to assign and transfer the same signed by the record holder of the certificate. Except as otherwise specifically provided in these Bylaws, no shares shall be transferred on the books of the Corporation until the outstanding certificate therefor has been surrendered to the Corporation.

.03	Loss or Destruction of Certificates.

In case of loss or destruction of any certificate of shares, another may be issued in its place upon proof of such loss or destruction and upon the giving of a satisfactory bond of indemnity to the Corporation. A new certificate may be issued without requiring any bond, when in the judgment of the Board of Directors it is proper to do so.

VI.	BOOKS AND RECORDS

.01	Books of Accounts, Minutes and Share Register.

The Corporation shall keep complete books and records of accounts and minutes of the proceedings of the Board of Directors and shareholders and shall keep at its registered office, principal place of business, or at the office of its transfer agent or registrar a share register giving the names of the shareholders in alphabetical order and showing their respective addresses and the number of shares held by each.

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.02	Copies of Resolutions.

Any person dealing with the Corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board of Directors or shareholders, when certified by the president or secretary.

VII.	CORPORATE SEAL

The Corporation is not required to have a corporate seal.

VIII.	LOANS

No loans shall be made by the Corporation to its Officers or Directors.

IX.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

.01	Indemnification.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

.02	Derivative Action.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation’s favor by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

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.03	Successful Defense.

To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

.04	Authorization.

Any indemnification under Paragraphs .01 and .02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs .01 and .02 above. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the Shareholders. Anyone making such a determination under this Paragraph ..04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

.05	Advances.

Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section.

.06	Nonexclusivity.

The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

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.07	Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

.08	“Corporation” Defined.

For purposes of this Section, references to the “Corporation” shall include, in addition to the Corporation, a constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, Trustees, Officers, employees or agents, so that any person who is or was a Director, Trustee, Officer, employee or agent of such constituent corporation or of any entity a majority of the voting stock of which is owned by such constituent corporation or is or was serving at the request of such constituent corporation as a Director, Trustee, Officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

X.	AMENDMENT OF BYLAWS

.01	By the Shareholders.

These Bylaws may be amended, altered, or repealed at any regular or special meeting of the shareholders if notice of the proposed alteration or amendment is contained in the notice of the meeting.

.02	By the Board of Directors.

These Bylaws may be amended, altered, or repealed by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of the Board of Directors.

XI.	FISCAL YEAR

The fiscal year of the Corporation shall be set by resolution of the Board of Directors.

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XII.	FORUM

Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Eighth Judicial District Court of Clark County of the State of Nevada (or, if the Eighth Judicial District Court does not have subject matter jurisdiction, another state district court located within the State of Nevada or, if no state district court located within the State of Nevada has jurisdiction, the federal district court for the District of Nevada), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim arising from a breach of a fiduciary duty owed by any current or former Director, shareholder or Officer or other employee of the Corporation to the Corporation or to the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against the Corporation or any current or former Director, shareholder or Officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Nevada Revised Statutes (“NRS”), these Bylaws or the Articles of Incorporation (in each case, as may be amended from time to time), (iv) any action or proceeding related to or involving the Corporation or any current or former Director, shareholder or Officer or other employee of the Corporation that is governed by the internal affairs doctrine of the State of Nevada, (v) any “internal action,” as defined in NRS 78.046, or (vi) any action or proceeding as to which the NRS (as amended from time to time) confers jurisdiction on the district court of the State of Nevada. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to this Article XII, including the personal jurisdiction of the courts specified in this Article XII in connection with any action or proceeding brought in any such court to enforce the provisions of this Article XII. The provisions of this Article XII shall be enforceable by any party to an action or proceeding covered by the provisions of this Article XII.

XIII.	RULES OF ORDER

The rules contained in the most recent edition of Robert’s Rules of Order, Newly Revised, shall govern all meetings of shareholders and Directors where those rules are not inconsistent with the Articles of Incorporation, Bylaws, or special rules or order of the Corporation.

XIV.	REIMBURSEMENT OF DISALLOWED EXPENSES

If any salary, payment, reimbursement, employee fringe benefit, expense allowance payment, or other expense incurred by the Corporation for the benefit of an employee is disallowed in whole or in part as a deductible expense of the Corporation for Federal Income Tax purposes, the employee shall reimburse the Corporation, upon notice and demand, to the full extent of the disallowance. This legally enforceable obligation is in accordance with the provisions of Revenue Ruling 69-115, 19691 C.B. 50, and is for the purpose of entitling such employee to a business expense deduction for the taxable year in which the repayment is made to the Corporation. In this manner, the Corporation shall be protected from having to bear the entire burden of disallowed expense items.

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